February 24, 2012

Dear Gene:

This agreement (the “Letter Agreement”) will serve to confirm our agreement regarding your retirement from Southwestern Energy Company (“Southwestern Energy”) and the subsequent consulting services you will provide to Southwestern Energy, and the status of your benefits, following your retirement and separation from employment.  For purposes of this Letter Agreement, the term “Southwestern Energy” will include Southwestern Energy and all subsidiaries and affiliated and successor companies of each of them.  We have agreed with you as follows:

1.     Retirement:

(a)   Retirement.  You will separate from service with Southwestern Energy upon your voluntary retirement on March 31, 2012 (the “Retirement Date”).  On such date you will also resign from the Board and all other positions with, and boards of directors of, any subsidiaries and affiliated companies (including any joint ventures) of Southwestern Energy.

(b)   Benefits Following Retirement.  On your Retirement Date, you will cease to be an active employee of Southwestern Energy.  As such, you will not be eligible to participate as an active employee of Southwestern Energy in any compensation, welfare or retirement plans, or accrue any vacation or paid time off days, following your Retirement Date; however , consistent with applicable Southwestern Energy policy for its retired employees, you may elect to continue, under the terms prevailing from time to time, to receive the medical and life insurance coverage provided to salaried employees of Southwestern Energy, with any premiums due in respect thereof to be paid by you.  Upon your Retirement Date, you may be entitled to certain payments or benefits under Southwestern Energy welfare and retirement benefit plans as a retired employee.  Separate communications will be provided to you closer to your Retirement Date regarding all of these arrangements.

2.  Stock Plan and Performance Unit Plan:  The effect that your separation from service with Southwestern Energy due to your voluntary retirement with Southwestern Energy on the Retirement Date will have on your rights, if any, with respect to any outstanding Southwestern Energy stock options or other equity-based awards that you may hold immediately prior to the effective date of separation, will be as set forth in the terms of the 2004 Stock Incentive Plan and the 2002 Performance Unit Plan, as amended (the “Performance Unit Plan”), and applicable award documents or agreements.  However, notwithstanding anything else contained in the Performance Unit Plan or such award documents or agreements to the contrary, with respect to the portions of the performance units granted to you under the on December 10, 2009, December 9, 2010 and December 8, 2011 that were not vested as of the Retirement Date but would have vested on or before December 31, 2012 (each an “Accelerated PUP”), the Company shall pay you for such Accelerated PUPs in accordance with the overall level of achievement under the original grants or upon a Change of Control (as defined in the Performance Unit Plan) at the time that payment is due and required to be made under the Performance Unit Plan.

Mr. Gene A. Hammons, February 24, 2012, pg. 2

3.  Consulting:  Subsequent to, and not as a condition of your retirement, you agree to enter into a consulting agreement with Southwestern Energy substantially in the form attached to this Letter Agreement (the “Consulting Agreement” that will commence on the Retirement Date and end on March 31, 2013 (such period, the “Consulting Period”).  Pursuant to the Consulting Agreement, you will be retained, and you agree to serve, as a consultant to Southwestern Energy providing such consulting services and advice as management and the Board reasonably requests.  In exchange for these services, Southwestern Energy will pay you a fee of $50,000.00 per month (the “Consulting Fee”).

4.  Applicable Law:  This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

5.  Severability; Amendment; Assignment:  The provisions of this Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. This Letter Agreement may only be amended or modified by a written agreement executed by you and Southwestern Energy (or any successor thereof).  You may not assign or transfer any rights or obligations you have under this Letter Agreement.

6.  Counterparts :  This Letter Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.

Please sign the enclosed copy of this Letter Agreement and the attached Consulting Agreement and return them to me to signify your understanding and acceptance of the terms and conditions contained herein.

Very truly yours,

/s/ STEVEN L. MUELLER
Steven L. Mueller
President & Chief Executive Officer
As authorized by the Compensation Committee of the Board of Directors

The foregoing has been read and accepted as a binding agreement between Southwestern Energy Company and the undersigned as of the date of this Letter Agreement.

/s/ GENE A. HAMMONS
Gene A. Hammons

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into this 24th day of February, 2012, by and between GENE A. HAMMONS, an individual, (“Consultant”) and SOUTHWESTERN ENERGY COMPANY (the “Company”), a Delaware corporation.

WHEREAS, Consultant is employed as President of the Company’s subsidiaries, Southwestern Midstream Services Company, Southwestern Energy Services Company, DeSoto Gathering Company, L.L.C., Angelina Gathering Company, L.L.C. and SWN Producer Services, L.L.C. as well as a director of certain of those subsidiaries;

WHEREAS, Consultant will be retiring from his employment with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as from any office or position with any trade group or other industry organization which he holds on behalf of the Company or its subsidiaries or affiliates, effective as of March 31, 2012 (the “Effective Date”); and

WHEREAS, the Company desires that Consultant be available to provide certain consulting services to the Company, including assistance to successfully prosecute and defend various pending legal matters (collectively, the “Consulting Services”) and assist in the transition of his former responsibilities with respect to the midstream services business of the Company and its subsidiaries and such other activities as may be requested from time to time by the Company (collectively, the “Company’s Midstream Business”) and Consultant has agreed to perform consulting work for the Company by providing such Consulting Services;

THEREFORE, the parties wish to enter an agreement whereby Consultant continues to provide the Company with the benefit of his valuable experience and knowledge of the oil and gas industry and the Company’s operations, and to that end they hereby covenant and agree as follows:

ARTICLE 1

Scope of Work and Compensation

1.1

Consultant's Services.  Consultant shall provide the Consulting Services to the Company from time to time as requested by the Company.  Consultant will devote such time as is reasonably required to perform the Consulting Services for the Company under this Agreement but shall have discretion in selecting the dates and times he performs such Consulting Services, giving due regard to the needs of the Company’s business; provided, however, that if the Company needs Consultant to prepare for potential or actual litigation, or to testify in trial proceedings or at a hearing, Consultant shall use his best efforts to comply with the Company’s  requests.

.

1.2

Consideration.  In consideration for the Consulting Services, for the period from the Effective Date through March 31, 2013, the Company will pay Consultant the rate of $50,000.00 per month.

1.3

Expenses.  In addition, the Company shall reimburse the Consultant for any reasonable out of pocket expenses incurred by the Consultant pursuant to the terms of this agreement.

ARTICLE 2

Term

2.1

Term.  This Agreement shall commence on the Effective Date and shall terminate on March 31, 2013, unless earlier terminated by either party hereto.  Either party may terminate this Agreement upon thirty (30) days prior written notice; provided, however, if the Company terminates this Agreement without cause, Consultant shall be entitled to receive the monthly payments described in Section 1.2 for the remaining term of the Agreement.

2.2

Survival.  The provisions of Articles 4 and 5 of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect thereafter for the duration specifically stated in those Articles.

ARTICLE 3

Independent Contractor

3.1

Taxes.  Each party acknowledges that Consultant is not an employee for state or federal tax purposes or any other purpose and that neither the Company nor any of its subsidiaries or affiliates is obligated to pay any contribution to Social Security, unemployment insurance or to withhold federal or state taxes.  It is understood that the Company will not withhold any amounts from Consultant’s consideration hereunder for payment of federal, state or local taxes of any nature.  Consultant shall be responsible for all taxes arising from any and all amounts paid to him under this Agreement, and he shall be responsible for all payroll taxes and fringe benefits of his employees, if any.  Consultant agrees that, as an independent contractor, it is his responsibility to report and pay any contributions for taxes, unemployment insurance, Social Security and other benefits for himself or anyone he employs.

3.2

Benefits.  Consultant expressly acknowledges and agrees that he (i) is acting as an independent contractor in performing the Consulting Services hereunder, (ii) is not entitled to health, accident, disability, workers' compensation or any other insurance coverage from the Company, its subsidiaries or affiliates and (iii) shall not be entitled to any rights and or privileges of employees of the Company, its subsidiaries or affiliates and shall not be considered in any way to be an employee of the Company, its subsidiaries or affiliates.  Consultant and Consultant’s employees, if any, will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan provided by the Company to its employees and no workers' compensation insurance shall be obtained by Company covering Consultant or Consultant’s employees.

3.3

No Representation or Agency.  The relationship between Consultant and the Company created by this Agreement shall be that of independent contractor, and Consultant shall have no authority to bind or act as agent for the Company, its subsidiaries or affiliates or any of their employees for any purpose.  Consultant does not and shall not represent the Company, its Board of Directors, its officers, or any other employee of the Company in any transaction or communication; nor shall Consultant make any claim to do so unless expressly authorized to do so in writing by the Chief Executive Officer of the Company.  Except as otherwise provided in this Agreement, the Company shall not exercise control over Consultant or direct the methods or means employed by Consultant in performing the Consulting Services.  The Company shall not direct Consultant in the performance of the Consulting Services hereunder and is solely interested in the attainment of the desired results.

ARTICLE 4

Non-Disclosure, Non-Use and Non-Disparagement Agreements

4.1

“Proprietary Information” Defined.  For the purposes of this Agreement, “Propriety Information” shall mean any and all information in any form related in any way to the Company’s business that was disclosed to Consultant by any person or entity in the course of, or in furtherance of, Consultant’s prior employment with the Company or his Consulting Services rendered hereunder.  Proprietary Information shall be deemed to include, without limitation, any trade secrets; methods; processes; formulae; systems; techniques; original inventions; prototypes; computer programs; customer lists; seismic data; lease terms and conditions; pricing and cost data and formulae; financial data, systems, and methods; extraction and production data, methods, systems, plans, and infrastructure; marketing techniques and plans; drawings and blueprints; business policies and practices; designs, reports, manuals, correspondence, and business plans of any nature; testing and research projects and data of any nature; past, present, and future development plans; engineering plans and specifications; manufacturing systems and methods; service systems and methods; past, present, and future products; sales and distribution data, methods, systems, and plans; suppliers; customers and clients; and any information received from a third-party that the Company is obligated to treat as confidential.  Notwithstanding the foregoing, Proprietary Information shall not include any information that is, or becomes through no breach of obligations of confidentiality by Consultant, known to the public.

4.2

Property of the Company.  Consultant acknowledges that all Proprietary Information (including all copies and reproductions thereof) remains the sole and exclusive property of the Company, and he has returned to the Company all documents, notes, removable computer disks, correspondence, manuals, and other papers and media containing Proprietary Information, including any and all copies, reproductions, or summaries of same, that he acquired during the course of his previous employment with the Company and will return all such materials that he may obtain in the course of rendering Consulting Services hereunder.  Consultant further agrees that he shall permanently delete or otherwise permanently destroy any and all Proprietary Information that may be contained on any non-removable computer hard drive or other data storage device that is Consultant’s personal property.

4.3

Non-Disclosure Covenant.  Consultant (a) shall in perpetuity maintain in trust and confidence and not disclose to any third party, either orally or in writing, any Proprietary Information without the prior express written authorization of the Company; and (b) shall in perpetuity not use Propriety Information for any personal or business purpose, whether for himself or any third-party, other than in furtherance of his Consulting Services to the Company hereunder.

4.4

Non-Disparagement Covenant.  Consultant agrees that he shall not publicly or privately disparage or criticize the Company, its subsidiaries, affiliates, officers, directors or employees.  The Company agrees that its executive officers and directors will not, and will not knowingly permit the Company to, publicly or privately disparage or criticize Consultant.

4.5

Third-Parties.  In the event that Consultant elects to use the service of any other person, entity or organization in the performance of Consultant’s duties hereunder, no Proprietary Information shall be disclosed to that person, entity or organization until such person, entity or organization has executed an agreement in form satisfactory to the Company covenanting to protect the confidentiality of such Proprietary Information and acknowledging the Company’s ownership of all right, title and interest in such Proprietary Information.

ARTICLE 5

Non-Competition and Non-Solicitation

5.1

Non-Competition Covenant.  Consultant acknowledges that in his previous employment as President of the Midstream Business, he acquired an intimate knowledge of the business activities of the Company and its subsidiaries in the States of Texas, Oklahoma, Arkansas, Louisiana and Pennsylvania, and he agrees this wide scope of knowledge necessitates a broad geographical area of non-competition in order to protect the business interests of the Company.  Therefore, Consultant agrees that from the Effective Date and through March 31, 2013 (the “Non-Compete Period”), he shall not, directly or indirectly, as owner, operator, agent, employee, independent contractor, or consultant of any corporation, partnership, association, agency, or other business entity, use the Company’s Proprietary Information by engaging in the business of oil and natural gas exploration, development, extraction, sale, gathering or transportation in the areas in which the Company had operations or had identified prospects as of the date of this Agreement in the States of Texas, Oklahoma, Arkansas, Louisiana and Pennsylvania (collectively, the “Non-Compete Areas”).

5.2

Non-Solicitation.  Consultant agrees that during the Non-Compete Period, he shall not directly or indirectly, on behalf of himself or any other person, firm, corporation, partnership, association, agency, or other business entity:

a.

Call upon any person or entity who was a customer of the Company (i) on the date of this Agreement, (ii) at any time during Consultant’s prior employment with the Company and its subsidiaries, or (iii) during the term of this Agreement, for the purpose of soliciting business or otherwise;

b.

Call upon any person or entity who was an employee, agent, or representative of the Company (i) on the date of this Agreement, or (ii) who is such at any time during the Non-Compete Period, for the purpose of soliciting or inducing such person or entity either to discontinue their business relationship with the Company or to establish a business relationship with Consultant or any other third-party; or

c.

Solicit, divert or take away or attempt to solicit, divert or take away any of the customers, clients, business, patrons, or employees of the Company, or others maintaining a business relationship with the Company, who (i) were such during Consultant’s prior employment with the Company, (ii) were such on the date of this Agreement, or (iii) are such at any time during the Non-Compete Period.

ARTICLE 6

Remedies for Breach

6.1

Breach.  Consultant hereby acknowledges and agrees that, in the event of any breach of Articles 4, 5 or 6 of this Agreement, the Company will suffer irreparable injury such that no remedy at law will afford it adequate protection against or compensation for such injury. Accordingly, Consultant acknowledges and agrees that the Company shall be entitled to specific performance of Consultant’s obligations under Articles 4 and 5 of this Agreement as well as further injunctive relief as may be granted by the court to effectuate the terms, intent, and purpose of this Agreement.

6.2

Remedies.  If any action at law or in equity is necessary to enforce the rights arising out of or relating to Articles 4 or 5 of this Agreement, the Company shall be entitled to recover reasonable attorney’s fees, costs, and other disbursements incurred in such enforcement in addition to any other relief to which it may be entitled.

6.3

Disclosure of Covenants.  Consultant acknowledges and agrees that the Company may inform any future or prospective employer of Consultant, or any other third-party, of the existence and content of Consultant’s obligations under Articles 4 and 5 of this Agreement, and Consultant agrees the terms of this Agreement shall be binding upon his successors and assigns, and shall inure to the benefit of the Company, and its successors and assigns.

ARTICLE 7

General Provisions

7.1

Conflicts of Interest Prohibited.  Consultant warrants that Consultant has not previously assumed any obligation inconsistent with those undertaken by him under this Agreement.  Consultant covenants and agrees not to consult or provide any services in any manner or capacity to any direct competitor of the Company during the duration of this Agreement unless he is given express written authorization to do so by an executive officer of the Company.  A direct competitor of the Company for purposes of this Agreement is defined as any individual, partnership, corporation or other business entity that engages in the business of exploration, production, development, extraction, distribution, transportation, marketing or sales of oil or natural gas in the Non-Compete Areas.

7.2

Data.  All drawings, models, designs, formulas, methods, documents and tangible items prepared for and submitted to the Company by Consultant in connection with the Consulting Services rendered under this Agreement (other than the Prospects) shall belong exclusively to the Company and shall be deemed works made for hire.  To the extent that operation of law bars any such items from being deemed works made for hire, Consultant hereby assigns to the Company full ownership of such items, and the Company shall have the right to obtain and hold in its own name and right any trademark, copyright, or other similar registration or protection that may be available for the protection of the rights of ownership of such items.  Consultant agrees to give the Company or its designees all assistance reasonably required to perfect such rights.

7.3

Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in first-class mail properly addressed to the appropriate party at the address set forth below:

Notices to Consultant:

Gene Hammons

3114 Pittsburg

Houston, Texas  77005

Notices to the Company:

Southwestern Energy Company

2350 N. Sam Houston Parkway East, Suite 125

Houston, Texas 77032

Attention:  Senior Vice President, Human Resources

7.4

Standard of Conduct. In rendering Consulting Services under this Agreement, Consultant shall conform to the highest professional standards of work and business ethics.  Consultant shall not use time, materials, or equipment of the Company without the prior consent of the Company.

7.5

Entire Agreement and Amendments.  This Agreement and that certain Confidentiality and Intellectual Property Agreement dated July  between Consultant and the Company constitute the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral.  No amendment or extension of this Agreement shall be binding unless in writing and signed by both parties.

7.6

Waiver of Breach.  The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

7.7

Binding Effect and Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of his rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

7.8

Governing Law, Severability, and Forum Selection.   This Agreement shall be governed by the laws of the State of Delaware, and any action to enforce the terms and conditions hereof shall be brought exclusively in the courts of the State of Delaware.  The parties also acknowledge and agree this Agreement involves a sum of money in excess of $100,000 and therefore the terms of Title 6, Section 2708, of the Delaware Code shall be applicable to any action brought hereunder.  Further, Consultant hereby submits to the jurisdiction of the courts of the State of Delaware for the purpose of litigating any action brought to enforce the terms and conditions of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above, but shall not become effective until the Effective Date.

CONSULTANT

SOUTHWESTERN ENERGY COMPANY

By: /s/ GENE A. HAMMONS

By: /s/ STEVEN L. MUELLER

GENE A. HAMMONS

Name:

Steven L. Mueller

Title:

President and Chief Executive Officer